Exhibit 99.1

News Release

For Immediate Release	For Further Information, Contact:
March 5, 2013	George Lancaster, Hines
713/966-7676
George.lancaster@hines.com

HINES REIT SELLS ICONIC WILLIAMS TOWER
TO INVESCO REAL ESTATE

Hines Retained for Property Management

(HOUSTON) - Hines, the international real estate firm, announced today that Hines Real Estate Investment Trust, Inc. (Hines REIT) has sold the iconic Williams Tower to a fund managed by Invesco Real Estate. It was acquired by Hines REIT in 2008.
The 64-story, 1.4 million-square-foot tower is more than 95 percent leased to tenants including: Williams, Hines, Rowan Companies, Quanta Services and Cadence Bancorp. It serves as Hines' corporate headquarters. Hines has managed the property for three decades and will continue to do so.
“Williams Tower is a world-class building that has been one of Hines REIT's most significant investments. It is also a very important property to Hines as a firm and to the city of Houston. This has been a great investment that delivered strong cash flows and a positive return to Hines REIT,” said Charles Hazen, president and CEO of Hines REIT.
Originally developed by Hines in 1983, the tower was the tallest skyscraper in the world outside of a CBD when it was built. Designed by renowned architects Philip Johnson and John Burgee, the tower's familiar silhouette on the Houston sky recalls the art deco style. Clad in silver gray reflective glass and anodized aluminum, the sleek tower is accented by columns of bay windows of non-reflective glass and podium setbacks on two lower floors and four higher levels.

Among the tower's distinctions

•	At 909 feet, it is one of the tallest buildings in the world outside of a CBD

•	A 7,000-watt, revolving beacon atop the building can be seen for miles around, creating a virtual urban lighthouse

•	The tower itself has been photographed and featured in publications all over the world

•	The tower is connected by skywalk to the world-famous Galleria, Houston's popular shopping and tourist destination

Established in 1983, Invesco Real Estate manages $49.9 billion of real estate investments, which includes $29.8 billion in direct real estate portfolios and $20.1 billion in real estate securities (as of December 31, 2012). Invesco Real Estate has more than 340 employees in 17 offices through the U.S., Europe and Asia. The group focuses on top-down market and property type fundamentals combined with bottom-up local market intelligence. Senior members of the management team have worked together for 24 years, contributing to the consistent implementation of Invesco's investment strategy. Additional information is available at www.invescorealestate.com.
Hines REIT is a Houston-based public real estate investment trust sponsored by Hines. Hines REIT currently owns interests in 49 commercial properties, which contain 23.4 million square feet of leasable space. For additional information about Hines REIT, please see www.hinessecurities.com/hines-reit.
Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for more than 55 years. With offices in 110 cities in 18 countries, and controlled assets valued at approximately $22.9 billion as of December 31, 2011, Hines is one of the largest real estate organizations in the world. Access www.hines.com for more information on Hines.